Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of January 29, 2008 (the “Effective Date”), by and between Marsh & McLennan Companies, Inc. (together with its successors and assigns, “MMC”, or the “Company”) and Brian Duperreault (the “Executive”).

WHEREAS, the Executive and the Company desire to embody in this Agreement the terms and conditions of the Executive’s employment by the Company;

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Agreement, including the compensation paid to the Executive, the parties hereby agree:

ARTICLE 1

Employment, Duties and Responsibilities

1.1       Employment; Reporting. MMC shall employ the Executive as its President and Chief Executive Officer. The Executive hereby accepts such employment, subject to the terms and conditions of this Agreement. The Executive shall be based at the Company’s headquarters in New York, New York and shall report directly to the Board of Directors of MMC (the “Board”). No later than the earlier of (i) the first Board meeting following the Effective Date or (ii) 30 days following the Effective Date, the Executive shall be appointed to the Board, and thereafter during the Term (as defined in Section 2.1 hereof), the Company shall cause the Executive to be nominated to the Board, and use its reasonable efforts to cause the Executive to be re-elected to the Board.

1.2	Duties and Responsibilities.

The Executive shall have such duties and responsibilities and power and authority as those normally associated with the position of President and Chief Executive Officer, as well as any additional duties, responsibilities and/or powers and authority assigned to him by the Board which are consistent with his position as President and Chief Executive Officer.

The Executive agrees to use his best efforts to promote the interests of MMC, and agrees that he will devote his entire working time, care and attention to his duties, responsibilities and obligations to the Company throughout the Term. The Executive may serve on the boards of other civic and charitable entities, and of corporate entities with the prior written consent of the Board, and manage his personal investments and affairs; provided that such activities do not, either individually or in the aggregate, interfere with the Executive’s duties and responsibilities as President and Chief Executive Officer. Subject to the proviso of the preceding sentence, the Board shall be deemed to have given any necessary consents to serve on the boards previously disclosed in writing to the Company’s counsel by the Executive’s counsel.

ARTICLE 2

Term

2.1       Employment Period. The initial term of the Executive’s employment under this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date. Thereafter, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term”) unless either party sends a notice of termination to the other party in accordance with Section 6.2 hereof at least ninety (90) days prior to the expiration of the Initial Term or Renewal Term, as the case may be. The Initial Term, together with any and all Renewal Terms, if any, are the “Term.” After the expiration of the Term for any reason the Executive will become an “at-will” employee of the Company.

ARTICLE 3

Compensation

As compensation and consideration for the performance by the Executive of his obligations under this Agreement, during the Term the Executive shall be entitled to the compensation and benefits set forth in this Article 3 (subject, in each case, to the provisions of Article 5 hereof).

3.1       Base Salary. The Executive shall receive an annual base salary (“Base Salary”) of $1,000,000. The Base Salary shall be reviewed at least annually by the Compensation Committee (the “Committee”) of the Board and may be increased (but not decreased) in the sole discretion of the Committee. If the Executive’s Base Salary is increased, the increased amount shall thereafter be the Base Salary. The Base Salary shall be payable in installments, consistent with the Company’s payroll procedures in effect from time to time.

3.2       Annual Bonus. In addition to Base Salary, the Executive shall be eligible to participate throughout the Term in such annual bonus plans and programs as may be in effect from time to time in accordance with the Company’s compensation practices and the terms and provisions of any such plans or programs. The Executive’s annual target bonus opportunity will be 225% of his Base Salary. The actual bonus amounts will be determined by the Committee and such factors as it considers appropriate, including but not limited to the achievement of entity and individual performance goals, provided, however, that the Executive's bonus for the 2008 performance year shall be no less than $2,250,000. The annual bonus shall be paid in the same time and manner as corresponding awards to other senior executives of the Company generally. Notwithstanding the foregoing, in no event shall the annual bonus be paid later than March 15 of the year following the year with respect to which such bonus is payable.

3.3       Initial Equity Awards. On the Effective Date, the Company shall grant the Executive (i) a stock option to acquire 1,200,000 shares of Company common stock having an exercise term of ten (10) years, subject to earlier termination in accordance with the terms of such options (the “Initial Stock Options”) and (ii) a restricted stock unit award in respect of 300,000 shares of Company common stock (the “Initial Restricted Stock Units”). The Initial Stock Options and Initial Restricted Stock Units shall be subject to the terms of the Company’s 2000 Senior Executive Incentive and Stock Award Plan (the “Stock Plan”) and stock option and restricted stock unit award agreements, which shall in any event have the terms set forth in Sections 3.3(a) and 3.3(b) below.

(a)	Initial Stock Options.

(i)             Exercise Price. The Initial Stock Options shall have an exercise price per share equal to the average of the high and low trading prices per share of Company common stock on the New York Stock Exchange on the trading day preceding the Effective Date (such exercise price, the “Exercise Price”).

(ii)           Vesting and Exercisability. Subject to the Executive’s continued employment through the applicable vesting date (other than as specifically set forth in this Agreement), the Initial Stock Options shall become non-forfeitable (any options that shall have become non-forfeitable pursuant to this Section 3.3(a), the “Vested Options”) according to the following provisions:

(A)             Tranche 1 Options. One-third of the Initial Stock Options (the “Tranche 1 Options”) will become Vested Options in two equal annual installments on the first and second anniversaries of the Effective Date. In the event of a termination of the Executive’s employment by the Company without “Cause” (as defined in Section 5.1 below) or based on the “Disability” of the Executive (as defined in Section 5.4 below), due to the Executive’s death or by the Executive for “Good Reason” (as defined in Section 5.2 below) (collectively, a “Qualifying Termination”), any Tranche 1 Options which have not theretofore become Vested Options pursuant to the immediately preceding sentence shall become Vested Options. In the event of the consummation of a “Change in Control” of the Company (as defined in the Stock Plan), any Tranche 1 Options which have not theretofore become Vested Options shall vest in full; provided, however, that in the event such Tranche 1 Options are assumed or converted into, or replaced with, equivalent awards in connection with such Change in Control as set forth in the Company’s “Double Trigger” Change in Control Treatment of Equity-Based Awards Policy (the “CIC Policy”), such Tranche 1 Options shall not become Vested Options upon the consummation of such Change in Control, but shall rather become Vested Options in accordance with the terms of the CIC Policy;

(B)              Tranche 2 Options. One-third of the Initial Stock Options (the “Tranche 2 Options”) will become Vested Options on the first day that the trading price per share of Company common stock has exceeded the Exercise Price by at least 20% (the “First Price Target”) over any 15-consecutive trading day period during the Term. In the event of a Qualifying Termination, any Tranche 2 Options which have not theretofore become Vested Options pursuant to the immediately preceding sentence shall become Vested Options. (1) In the event of the consummation of a Change in Control of the Company pursuant to which the consideration paid or provided per share of Company common stock pursuant to the transaction which results in the consummation of such Change in Control (the “CIC Price”) is equal to or exceeds the First Price Target, any Tranche 2 Options which have not theretofore become Vested Options shall vest in full, (2) in the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is less than or equal to the Exercise Price, any Tranche 2 Options which have not theretofore become Vested Options shall be immediately forfeited upon consummation of such Change in Control and (3) in the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is greater than the Exercise Price but less than the First Price Target, a number of Tranche 2 Options which have not theretofore become Vested Options shall become Vested Options equal to the product of (I) the number of such unvested Tranche 2 Options, multiplied by (II) a fraction, the numerator of which is the excess of the CIC Price over the Exercise Price, and the denominator of which is the excess of the First Price Target over the Exercise Price, and any remaining Tranche 2 Option shall be immediately forfeited upon consummation of such Change in Control; and

(C)              Tranche 3 Options. One-third of the Initial Stock Options (the “Tranche 3 Options”) will become Vested Options on the first date that the trading price per share of Company common stock has exceeded the Exercise Price by at least 40% (the “Second Price Target”) over any 15-consecutive trading day period during the Term. In the event of a Qualifying Termination, any Tranche 3 Options which have not theretofore become Vested Options pursuant to the immediately preceding sentence shall become Vested Options. (1) In the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is equal to or exceeds the Second Price Target, any Tranche 3 Options which have not theretofore become Vested Options shall vest in full, (2) in the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is less than or equal to the Exercise Price, any Tranche 3 Options which have not theretofore become Vested Options shall be immediately forfeited upon consummation of such Change in Control and (3) in the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is greater than the Exercise Price but less than the Second Price Target, a number of Tranche 3 Options which have not theretofore become Vested Options shall become Vested Options equal to the product of (I) the number of such unvested Tranche 3

Options, multiplied by (II) a fraction, the numerator of which is the excess of the CIC Price over the Exercise Price, and the denominator of which is the excess of the Second Price Target over the Exercise Price, and any remaining Tranche 3 Option shall be immediately forfeited upon consummation of such Change in Control.

(b)       Initial Restricted Stock Units. Subject to the Executive’s continued employment through the applicable vesting date (other than as specifically set forth in this Agreement), the Initial Restricted Stock Units shall vest in full on the third anniversary of the Effective Date. The Executive shall be entitled to dividend equivalents on the Initial Restricted Stock Units. Vested Initial Restricted Stock Units and dividend equivalents thereon shall be payable no later than thirty (30) days after the date on which such units vest.

(i)             Change in Control - Tranche 1 RSUs. In the event of the consummation of a Change in Control of the Company, two-thirds of any then-outstanding Initial Restricted Stock Units which have theretofore not become vested (the “Tranche 1 RSUs”) shall vest in full; provided, however, that in the event the Tranche 1 RSUs are assumed or converted into, or replaced with, equivalent awards in connection with such Change in Control as set forth in the CIC Policy, the Tranche 1 RSUs shall not become vested upon the consummation of such Change in Control, but shall rather become vested in accordance with the terms of the CIC Policy.

(ii)           Change in Control – Tranche 2 RSUs - In the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is equal to or exceeds the First Price Target, one-sixth of any then-outstanding Initial Restricted Stock Units which have theretofore not become vested (in addition to those described in the immediately preceding clause (i)) (the “Tranche 2 RSUs”) shall vest in full. In the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is less than or equal to the Exercise Price, any Tranche 2 RSUs shall be immediately forfeited upon consummation of such Change in Control. In the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is greater than the Exercise Price but less than the First Price Target, a number of Tranche 2 RSUs shall become vested equal to the product of (I) the number of such Tranche 2 RSUs, multiplied by (II) a fraction, the numerator of which is the excess of the CIC Price over the Exercise Price, and the denominator of which is the excess of the First Price Target over the Exercise Price, and any remaining Tranche 2 RSUs shall be immediately forfeited upon consummation of such Change in Control.

(iii)          Change in Control – Tranche 3 RSUs - In the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is equal to or exceeds the Second Price Target, one-sixth of any then-outstanding Initial Restricted Stock Units which have theretofore not become vested (in addition to those described in the immediately preceding clauses (i) and (ii)) (the “Tranche 3 RSUs”) shall vest in full. In the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is less than or equal to the Exercise Price, any Tranche 3 RSUs shall be immediately forfeited upon consummation of such Change in Control. In the event of the consummation of a Change in Control of the Company pursuant to which the CIC Price is greater than the Exercise Price but less than the Second Price Target, a number of Tranche 3 RSUs shall become vested equal to the product of (I) the number of such Tranche 3 RSUs, multiplied by (II) a fraction, the numerator of which is the excess of the CIC Price over the Exercise Price, and the denominator of which is the excess of the Second Price Target over the Exercise Price, and any remaining Tranche 3 RSUs shall be immediately forfeited upon consummation of such Change in Control.

3.4       Long-Term and Equity Compensation. Beginning with the Company’s 2008 fiscal year, with respect to each fiscal year of the Company during the Term, the Executive shall also be eligible to participate in MMC’s long-term incentive compensation plans (including its equity-compensation plans) as determined by the Committee. The specific awards under these plans will be made by the Committee in its sole discretion, commensurate with the Executive’s position as President and Chief Executive Officer. Notwithstanding the foregoing, the Committee shall each year grant to the Executive, no later than it makes corresponding awards to other senior executives of the Company generally, and on terms and conditions that are both consistent with this Agreement and no less favorable to the Executive than the terms and conditions that apply to corresponding awards to other similarly situated participants generally, long-term incentive compensation with a combined grant-date target value of (i) $3.5 million in respect of awards granted during the 2008 fiscal year and (ii) $7 million in respect of awards granted during each subsequent fiscal year during the Term. In addition, on the Effective Date the Executive shall be granted a number of restricted stock units (the “Make-Whole RSUs”) equal to (i) $1.2 million divided by (ii) the Exercise Price. Subject to the Executive’s continued employment through the applicable vesting date (other than as specifically set forth in this Agreement), 75% of the Make-Whole RSUs shall vest on the first anniversary of the Effective Date, and 25% of the Make-Whole RSUs shall vest on the second anniversary of the Effective Date. The Executive shall be entitled to dividend equivalents on the Make-Whole RSUs. Vested Make-Whole RSUs and dividend equivalents thereon shall be payable in accordance with the terms and conditions applicable to 2008 annual awards of restricted stock units under the Stock Plan, but not later than March 15 following the last day of the Executive’s taxable year in which such Make-Whole RSUs vest.

3.5       Benefit Plans. The Executive and the Executive’s spouse and eligible dependents, as the case may be, shall be eligible to participate in employee benefit and fringe benefit plans and programs provided by the Company, including but not limited to retirement, life insurance (which will provide during the Term for Company-paid term insurance on the Executive’s life with a face amount equal to $5 million), health, dental and disability plans and programs, on terms and conditions generally applicable to senior executives of the Company. The Executive shall be eligible to participate in the Company’s retiree medical program as may be in effect from time to time, without regard to any age or service requirements generally applicable as a condition of such participation. Nothing herein shall limit the Company’s ability to change, modify, cancel or amend any such plans. An executive assistant selected by the Executive and to be available to assist him shall be employed by the Company at the Company’s office in Bermuda.

3.6       Executive Financial Services Program. The Executive shall be eligible to participate in the MMC Financial Services Program as in effect from time to time.

3.7       Expenses. The Company will reimburse the Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties hereunder during the Term, subject, however, to its written policies relating to business-related expenses as in effect, from time to time, during the Term, a copy of which has previously been made available to the Executive.

3.8       Vacation. The Executive shall be entitled to five (5) weeks paid vacation, or such greater amount as is in accordance with the Company’s policy in effect from time to time during the Term.

3.9       Indemnification; Insurance. The Executive shall be entitled to indemnification in accordance with the Company’s by-laws as in effect on the date hereof, subject to applicable law. Any expenses (including damages, losses, judgments, fines, penalties, settlements, costs, attorneys’ fees, and expenses of establishing a right to indemnification), that are subject to such indemnification and are or may be incurred in connection with a proceeding shall be paid by the Company in advance within 30 days of a request by the Executive, which shall be accompanied by documentation substantiating such expenses. The Executive shall promptly deliver to the Company an undertaking, in such form as the Company shall specify, to reimburse the Company for expenses to which Executive is adjudged not to be entitled to indemnification. The Executive shall be covered by directors and officers liability insurance during the Term, and for any applicable statute of limitations period thereafter, to the same extent as members of the Board.

ARTICLE 4

Noncompetition/Nonsolicitation/Confidentiality

4.1	Noncompetition and Nonsolicitation Periods

(a)       During the Executive’s employment with the Company or any subsidiary and during the 24 month period following termination of the Executive’s employment with the Company or any subsidiary for any reason, the Executive shall not, directly or indirectly:

(i)	engage in any Competitive Activity or

(ii)

whether on behalf of himself or any other person or entity (x) solicit any customer or client of the Company or any subsidiary with respect to a Competitive Activity or (y) solicit or employ any employee of the Company or any subsidiary for the purpose of causing such employee to terminate his or her employment with the Company or such subsidiary.

For purposes of this Agreement, “Competitive Activity” shall mean the Executive’s engaging in an activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any subsidiary conducted by the Company or such subsidiary as of the date of the termination of the Executive’s employment; provided, however, that the Executive may be employed by or otherwise associated with:

(i)

a business of which a subsidiary, division, segment, unit, etc. is in competition with the Company or any subsidiary but as to which such subsidiary, division, segment, unit, etc., the Executive has absolutely no direct or indirect responsibilities or involvement, or

(ii)	a company where the Competitive Activity is:
(x)	from the perspective of such company, de minimis with respect to the business of such company and its affiliates, and
(y)	from the perspective of the Company or any subsidiary, not in material competition with the Company or any subsidiary.

(b)       At all times prior to and following the Executive’s termination of employment, the Executive shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or any subsidiary, including such trade secret or proprietary or confidential information of any customer or client or other entity to which the Company or any subsidiary owes an obligation not to disclose such information, which the Executive acquires during the Executive’s employment with the Company or any subsidiary, including but not limited to records kept in the ordinary course of business except:

(i)	As such disclosure or use may be required or appropriate in connection with the Executive’s work as an employee of the Company or any subsidiary;

(ii)

When required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or any subsidiary or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information;

(iii)	As to such confidential information that becomes generally known to the public or trade without the Executive’s violation of this Section 4.1(b); or

(iv)

To the Executive’s spouse and/or the Executive’s personal tax and financial advisors as reasonably necessary or appropriate to advance the Executive’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any improper disclosure or use of any trade secret or proprietary or confidential information of the Company or any subsidiary by an Exempt Person shall be deemed to be a breach of this Section 4.1(b) by the Executive.

(c)       The Executive acknowledges and agrees that the covenants contained in Sections 4.1(a) and (b) hereof are reasonable and necessary to protect the confidential information and goodwill of the Company and its subsidiaries. The Executive further represents that his experience and capabilities are such that the provisions of Sections 4.1(a) and (b) hereof will not prevent him from earning a livelihood.

ARTICLE 5

Termination

5.1       Termination by the Company. The Company shall have the right, subject to the terms of this Agreement, to terminate the Executive’s employment at any time, with or without “Cause.” The Company shall give the Executive written notice of a termination for Cause (the “Cause Notice”) in accordance with Section 6.2 hereof. The Cause Notice shall state the particular action(s) or inaction(s) giving rise to the termination for Cause. No action(s) or inaction(s) will constitute Cause unless (1) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board at a meeting at which the Executive is allowed to appear with his legal counsel and (2) where remedial action is feasible, the Executive fails to remedy the action(s) or inaction(s) within ten (10) days after receiving the Cause Notice. If the Executive so effects a cure to the satisfaction of the Board, the Cause Notice shall be deemed rescinded and of no force or effect. For purposes of this Agreement, “Cause” shall mean only:

(a)       any willful refusal by the Executive to follow lawful directives of the Board which are consistent with the scope and nature of the Executive’s duties and responsibilities as set forth herein;

(b)       the Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or of any crime involving moral turpitude, fraud or embezzlement;

(c)       any gross negligence or willful misconduct of the Executive resulting in (i) a material loss to the Company or any of its subsidiaries, or (ii) material damage to the reputation of the Company or any of its subsidiaries;

(d)       any material breach by the Executive of any one or more of the covenants referred to in Article 4 hereof; or

(e)       any violation of any statutory or common law duty of loyalty to the Company or any of its subsidiaries.

5.2       Termination by the Executive. The Executive shall have the right, subject to the terms of this Agreement, to terminate his employment at any time with or without “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following during the Term, without the Executive’s prior written consent (provided that an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason): (A) a material diminution in the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement; (B) any removal of the Executive from his position as President and Chief Executive Officer; or the removal of or failure to re-elect the Executive as a member of the Board (other than in connection with action or inaction of the Executive which constitutes Cause) (C) any failure by the Company to comply with the provisions of Article 3 hereof; (D) a failure by the Company to comply with any other material provision of this Agreement; (E) a change in the Executive’s principal work location to more than 50 miles from his current work location; or (F) the Executive’s not serving as the chief executive officer, reporting to the board of directors, of the top-tier “parent company” resulting from a Change in Control. The Executive must give the Company written notice, in accordance with Section 6.2 hereof, of any Good Reason termination of employment within 60 days following his knowledge of the first occurrence (as determined without regard to any prior occurrence that was subsequently remedied by the Company) of a Good Reason circumstance set forth above. Such notice must specify which of the circumstances set forth above the Executive is relying on and the particular action(s) or inaction(s) giving rise to such circumstance. The Good Reason termination must be effective no earlier than 30 days after the Executive’s delivery of the written notice and no later than 60 days after the occurrence of the circumstance giving rise to Good Reason; provided, however, that the Company may remedy such circumstances within 30 days after receipt of the written notice.

5.3       Death. In the event the Executive dies during the Term, the Executive’s employment shall automatically terminate, such termination to be effective on the date of the Executive’s death.

5.4       Disability. In the event that the Executive shall suffer a disability during the Term which shall have prevented him from performing satisfactorily his obligations hereunder, with reasonable accommodation, for a period of at least ninety (90) consecutive days or one hundred eighty (180) non-consecutive days within any three hundred sixty-five (365) day period (“Disability”), the Company shall have the right to terminate the Executive’s employment, such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 6.2 hereof.

5.5	Effect of Termination.

(a)       In the event of termination of the Executive’s employment for any reason during the Term, the Term shall end as of the date of termination and the Company shall provide to the Executive (or his beneficiary, heirs or estate in the event of his death), as provided in Section 5.6 hereof, (i) any Base Salary to the extent not theretofore paid, (ii) any reimbursable business expenses that have not yet been reimbursed, and (iii) if not yet paid, the earned annual bonus for the calendar year that preceded the time of the termination (collectively, the “Accrued Obligations”), which Accrued Obligations shall be paid within 30 days of such termination.

(b)       In the event of termination of the Executive’s employment during the Term (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, neither the Executive nor any beneficiary, heir or estate of the Executive shall be entitled to any further compensation other than the payments or benefits made or provided pursuant to Sections 5.5(a)(i) and (ii). In such event, all of the Executive’s outstanding unvested equity-based awards (including, without limitation, the Initial Stock Options and the Initial Restricted Stock Units) shall be immediately forfeited, except to the extent otherwise provided in the terms and conditions for such awards or in any applicable Company Plan.

(c)       In the event of a Qualifying Termination, all unvested awards held by the Executive as of the date of termination that were granted to the Executive pursuant to Sections 3.3 and 3.4 hereof shall immediately fully vest as of the date of termination, all vested stock options, other than Vested Options, shall be exercisable for such period following the date of termination as applies under the terms and conditions applicable to awards granted to other executives at the same time as such stock options were awarded to the Executive, and the Vested Options shall be exercisable as provided under such terms and conditions as are in effect for 2008 annual stock options awards, but all such awards shall be exercisable for not less than ninety (90) days following the date of termination. For the avoidance of doubt, in the event that the Executive’s employment is terminated coincident with the consummation of a Change in Control of the Company, the vesting and forfeiture of awards held by the Executive at the time termination that were granted to the Executive pursuant to Section 3.3 shall be governed by such Section, and not by this Section 5.5(c).

5.6       Conditions and Timing of Payment. Any payments or benefits made or provided in connection with the Executive’s cessation of employment pursuant to Section 3.3 and Section 5.5 (other than payments or benefits made or provided pursuant to Sections 5.5(a)(i) and (ii) or due to a termination of the Executive’s employment due to his death) are subject to the Executive’s:

(a)       compliance with the provisions of Article 4 and Section 5.8 hereof (provided that this shall not affect the payment to the Executive provided for below in this Section 5.6 unless the Executive is in material breach of any of such provisions as of the time such payment is to be made);

(b)       delivery to the Company of an executed General Release, which is not revoked before it becomes irrevocable (the “Irrevocability Date”). The General Release shall be substantially in the form attached hereto as Exhibit A, with such changes therein or additions thereto as needed under then applicable law to give effect to its intent and purpose; and

(c)       delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

If applicable, the items referred to in Sections 5.6(a) and 5.6(b) shall be delivered to the Company in time to allow payments hereunder to qualify as “short term deferrals” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Subject to Section 6.12(a), any amounts due following a termination under this Agreement (other than the Accrued Obligations) shall be paid to the Executive within thirty (30) days of the Irrevocability Date, but in no event later than the time necessary for the payment of such amounts to qualify as a “short term deferral” for purposes of Section 409A. Regardless of whether the General Release has been executed by the Executive, upon any termination of the Executive’s employment, the Executive shall be entitled to receive the Accrued Obligations within thirty (30) days after the date of termination or in accordance with the applicable plan, program or policy.

5.7       No Mitigation. The Executive shall be under no obligation to seek other employment following a termination of his employment with the Company or any subsidiary for any reason. In addition, there shall be no offset against amounts due to the Executive under this Article 5 or otherwise on account of any compensation attributable to any subsequent employment.

5.8       Cooperation; Assistance. The Executive agrees to cooperate fully, subject to reimbursement by the Company of reasonable out-of-pocket costs and expenses, with the Company or any subsidiary and their counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which the Executive was involved or about which he had knowledge during his employment with the Company or any subsidiary. Such cooperation shall include appearing from time to time at the offices of the Company or any subsidiary or their counsel for conferences and interviews and in general providing the officers of the Company or any subsidiary and their counsel with the full benefit of the Executive’s knowledge with respect to any such matter. The Executive further agrees, upon termination of his employment for any reason, to assist his successor in the transition of his duties and responsibilities to such successor. The Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.

ARTICLE 6

Miscellaneous

6.1	Benefit of Agreement, Assignment; Beneficiary.

(a)       This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any corporation or person which may acquire all or substantially all of the assets or business of the Company, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

(b)       The Company shall require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.2       Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, with return receipt requested or by reputable overnight courier, addressed: (a) in the case of the Company to the General Counsel of the Company at the Company’s then-current headquarters, and (b) in the case of the Executive, to the Executive’s last known address as reflected in the Company’s records, or to such other address as either party shall designate by written notice to the other party. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by certified mail or by courier.

6.3       Entire Agreement; Amendment. Except as specifically provided herein, this Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. For the avoidance of doubt, in the event of any inconsistency between this Agreement and any plan, program or arrangement of the Company or its affiliates, the terms of this Agreement shall control. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

6.4       Waiver. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

6.5       Headings. The Article and Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6       Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of New York without reference to the principles of conflict of laws.

6.7       Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

6.8       Dispute Resolution. Any dispute or controversy arising from or relating to this Agreement and/or the Executive’s employment or relationship with the Company or any subsidiary shall be resolved by binding arbitration, to be held in New York City or in any other location mutually agreed to by the Company and the Executive in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Executive and the Company agree that, in the event a dispute arises that concerns this Agreement, if the Executive is the Prevailing Party, the Executive shall be entitled to recover all of his reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in connection with the dispute. A “Prevailing Party” is one who is successful on any significant substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

6.9       Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to effectuate the intended preservation of such rights and obligations, including without limitation Article 4 hereof.

6.10     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this

Agreement is held to be invalid, void or unenforceable, any court so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.

6.11     Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

6.12	Section 409A.

(a)       Notwithstanding the due date of any post-employment payments, if at the time of the termination of employment the executive is a “specified employee” (as defined in Section 409A), the Executive will not be entitled to any payments upon termination of employment until the earlier of (i) the date which is six (6) months after the termination of employment for any reason other than death or (ii) the date of the Executive’s death. The provisions of this paragraph will only apply if and to the extent required to avoid any “additional tax” under Section 409A.

(b)       It is intended that this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A and the Treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A would result in the Executive being subject to payment of “additional tax” under Section 409A, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A, which such amendment shall be designed to minimize the adverse economic effect on the Executive without increasing the cost to the Company (other than transactions costs), all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions. This Section 6.12 does not guarantee that payments under this Agreement will not be subject to "additional tax" under Section 409A.

6.13     Withholding. All compensation paid or provided to the Executive under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

6.14     Reimbursement of the Executive’s Preparation/Negotiation Expenses. Provided that the Executive commences employment with the Company, the Company shall reimburse the Executive for reasonable attorneys’ fees incurred by the Executive in connection with the preparation and negotiation of this Agreement, provided that such reimbursements shall not exceed $40,000 in the aggregate.

6.15     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on this 29th day of January, 2008, effective as of such date. The Company represents that its execution of this Agreement has been authorized by the Committee.

MARSH & MCLENNAN COMPANIES, INC. By:/s/ Lang of Monkton Name: Lord Lang of Monkton Title: Chairman, Compensation Committee
/s/ Brian Duperreault Brian Duperreault

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

1.         For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge Marsh & McLennan Companies, Inc. and its subsidiaries (including successors and assigns thereof) (collectively, the “Company”), and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state, or local court, agency, arbitrator or any other entity, based directly or indirectly on Executive’s employment with and separation from Company or based on any other alleged act or omission by or on behalf of Company prior to Executive’s signing this General Release. Without limiting the generality of the foregoing terms, this General Release specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Sections 1981 through 1988 of Title 42 of the United States code, as amended, 41 U.S.C. §1981 (discrimination), 29 U.S.C. §206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Equal Pay Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reform and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act, §§503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any and all other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This General Release shall not waive or release any rights or claims that Executive may have which arise after the date of this General Release or that arise under or are preserved by Section 3.9 or Article 5 of the Employment Agreement, effective as of January 29, 2008, by and between Company and the Executive (the “Employment Agreement”) and shall not waive claims for benefits required by applicable law (including post-termination health-continuation insurance benefits required by state or Federal law) or claims arising under the terms of any applicable plan, program or other arrangement of Company.

2.         Executive intends this General Release to be binding on his successors, and Executive specifically agrees not to file or continue any claim in respect of matters covered by Section 1,

above. Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against Company arising from or relating to his employment with or his termination of employment from Company and/or any other occurrences to the date of this General Release, other than a claim challenging the validity of this General Release under the ADEA or respecting any matters not covered by this General Release.

3.         Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this General Release. Nothing in this General Release shall limit the rights of any governmental agency or his right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. Executive further agrees to waive his rights under any other statute or regulation, state or federal, which provides that a general release does not extend to claims which Executive does not know or suspect to exist in his favor at the time of executing this General Release, which if known to him must have materially affected his settlement with Company.

4.         Executive agrees that Executive shall not be eligible and shall not seek or apply for reinstatement or re-employment with Company and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

5.         In further consideration of the promises made by Company in this General Release, Executive specifically waives and releases Company, to the extent set forth in Section 1 hereof, from all claims Executive may have as of the date of this General Release, whether known or unknown, arising under the ADEA. Executive further agrees that:

(a)	Executive’s waiver of rights under this General Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
(b)	Executive understands the terms of this General Release;
(c)

The consideration offered by Company under Article 5 of the Employment Agreement in exchange for the General Release represents consideration over and above that to which Executive would otherwise be entitled, and that the consideration would not have been provided had Executive not agreed to sign the General Release and did not sign the Release;

(d)	Company is hereby advising Executive in writing to consult with an attorney prior to executing this General Release;
(e)	Company is giving Executive a period of twenty-one (21) days within which to consider this General Release;
(f)	Following Executive’s execution of this General Release, Executive has seven (7) days in which to revoke this General Release by written notice. An

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attempted revocation not actually received by Company prior to the revocation deadline will not be effective; and

(g)

This General Release and all payments and benefits otherwise payable under Article 5 of the Employment Agreement (other than payments or benefits made or provided pursuant to Section 5.5(a)(i) and (ii)) shall be void and of no force and effect if Executive chooses to so revoke, and if Executive chooses not to so revoke, this General Release shall then become effective and enforceable.

6.         This General Release does not waive rights or claims that may arise under the ADEA after the date Executive signs this General Release. To the extent barred by the OWBPA, the covenant not to sue contained in Section 2, above, does not apply to claims under the ADEA that challenge the validity of this General Release.

7.         To revoke this General Release, Executive must send a written statement of revocation to:

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036
Attn: General Counsel

The revocation must be received no later than 5:00 p.m. on the seventh day following Executive’s execution of this General Release. If Executive does not revoke, the eighth day following Executive’s acceptance will be the “effective date” of this General Release.

8.         This General Release shall be governed by the internal laws (and not the choice of laws) of the State of New York, except for the application of pre-emptive Federal law.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:	Brian Duperreault

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